Exhibit 99.1

Orient Paper Announces Temporary Suspension of Production for APEC Summit

--Suspension Complies With Government Directive --

--Directive Applies to Broad Range of Industries in Hebei Province –

BAODING, China, Oct. 30, 2014 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced that it will temporarily suspend manufacturing operations for the period October 30 through November 12, 2014, in accordance with an executive mandate from the Baoding city government.

Among other activities, the mandate suspends production in the industries of paper manufacturing, textile printing and dyeing, cement, mining, construction and chemical manufacturing. The purpose of the directive is to help minimize air pollution during the Asia-Pacific Economic Cooperation ("APEC") Economic Leaders Week summit to be held in Beijing from November 5 through November 11, 2014. APEC Economic Leaders Week is an important gathering of world leaders to discuss economic development initiatives. Industrial activity throughout Hebei province is occasionally subject to this type of restriction during high profile and sensitive events in Beijing.

Normal production will resume on November 13, 2014, in compliance with the terms of the directive. A copy of the directive, entitled "Notice (Baoding #2014-104, dated 10/28/2014) RE: Urgent Notice of Certain Extreme Measures for Protecting the Quality of Air During the Period of the Asia-Pacific Economic Cooperation Summit Conference" is available from the company upon request.

The company cautions that this unplanned suspension may potentially reduce fourth quarter revenue by $6 million to $8 million when compared to previously issued guidance. The company is evaluating possible plans to make up the lost production time, but cannot guarantee the feasibility or implementation of any such plan. The company will comment on the expected financial impact of the suspension when it reports third quarter earnings results. The company's most recent guidance called for full year revenue of $146 to $161 million, and net income ranging from $15 to $17 million.

About Orient Paper, Inc.

Orient Paper, Inc. is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three categories of paper products: packaging paper (corrugating medium paper-based), offset printing paper, and other paper products, including digital photo paper and household/tissue paper that the company is currently expanding into.

With production operations based in Baoding in North China's Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper's production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc, which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, Orient Paper has been listed on the NYSE MKT Board with the ticker symbol "ONP" since December 2009. (Please visit http://www.orientpaperinc.com)